UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                              Evergreen Solar, Inc.
                              ---------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    30033R108
                                    ---------
                                 (CUSIP Number)



                                December 30, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 30033R108                    13G                     Page 1 of 4 Pages
-------------------                                            -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           CRT Capital Group LLC

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 06-1386357
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Connecticut

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            2,400,000
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      2,400,000
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER


---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,400,000
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.7%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           BD
---------- ---------------------------------------------------------------------

Item 1(a)           Name of Issuer:
                    --------------

                    Evergreen Solar, Inc. ("Evergreen")

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    138 Bartlett Street
                    Marlboro, MA  01752

Items 2(a) and 2(b) Name of Person Filing and Address of Business Office:
                    ----------------------------------------------------

                    CRT Capital Group LLC ("CRT")
                    262 Harbor Drive
                    Stamford, CT. 06902

Item 2(c)           Citizenship:
                    -----------

                    Connecticut

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, $0.01 par value

Item 2(e)           CUSIP Number:
                    ------------

                    30033R108

Item 3              If this statement is filed pursuant to ss.ss.240.13d-1(b) or
                    ------------------------------------------------------------
                    240.13d2(b) or (c), check whether the person filing is a:
                    --------------------------------------------------------

                    (a) [X] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

Item 4              Ownership:
                    ---------


Item 4(a)           Amount Beneficially Owned:
                    -------------------------

                    2,400,000

                    This amount represents warrants to purchase 2,400,000 shares of underlying Common Stock.

Item 4(b)           Percent of Class:
                    ----------------

                    3.7%

                    CRT's beneficial ownership of 3.7% was calculated based upon 61,751,037 shares of Common Stock issued and outstanding as of December 20, 2005 (as disclosed in Evergreen's Final Prospectus on

                    Form 424B3, filed on December 21, 2005), plus 2,400,000 shares of Common Stock issuable by Evergreen to CRT upon the exercise of the warrants.

Item 4(c)           Number of shares as to which the person has:
                    -------------------------------------------

                    (i)   Sole power to vote or direct the vote: 2,400,000

                    (ii)  Shared power to vote or direct the vote: 0

                    (iii) Sole power to dispose or to direct the disposition of:
                          2,400,000

                    (iv) Shared power to dispose or to direct the disposition of: 0

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable.

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not Applicable.

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    Not Applicable.

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable.

Item 10             Certification:
                    -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 31, 2006


CRT CAPITAL GROUP LLC

By: /s/ C. Michael Vaughn, Jr.
    ------------------------------
    Name:  C. Michael Vaughn, Jr.
    Title: Managing Member